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EXHIBIT (23.1) CONSENT OF ERNST & YOUNG LLP




                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Horizon Bancorp, Inc. and Subsidiaries of our report dated February 13, 1998, included in the 1997 Annual Report to Shareholders of Horizon Bancorp, Inc. and Subsidiaries.

We also consent to the incorporation by reference in the Registration Statements pertaining to the Incentive Stock Option Plan (Form S-8, No. 33-73926) and the Dividend Reinvestment Plan (Form S-3, No. 33-61695) of Horizon Bancorp, Inc. of our report dated February 13, 1998, with respect to the consolidated financial statements of Horizon Bancorp, Inc. and Subsidiaries incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1997.



                                              /s/ ERNST & YOUNG LLP


Charleston, West Virginia
March 30, 1998



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